As filed with the Securities and Exchange Commission on February 1, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Precipio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	91-1789357
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4 Science Park, New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Precipio, Inc. Amended and Restated 2017 Stock Option and Incentive Plan

(Full Title of the Plans)

Ilan Danieli

Chief Executive Officer

4 Science Park,

New Haven, CT 06511

(203) 787-7888

(Name and Address of Agent For Service)

(Telephone number, including area code, of agent for service)

Copy to:

Stephen M. Davis, Esq.

Daniel A. Lang, Esq.

Goodwin Procter LLP

620 Eighth Avenue

New York, NY

(212) 813-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share	5,389,500 shares	(2)	$1.15	(3)	$6,170,977.50	(3)	$768.29

(1)  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)  Represents 5,389,500 additional shares of Common Stock authorized to be issued under the Registrant’s Amended and Restated 2017 Stock Option and Incentive Plan. Shares available for issuance under the Registrant’s 2017 Stock Option and Incentive Plan were initially registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on November 29, 2017 (Registration No. 333-221804).

(3)  An assumed price of $1.15 per share, which on January 31, 2018 was the average of the high and low prices reported on the NASDAQ Capital Market for the Registrant’s common stock, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h).

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement on this form relating to an employee benefit plan is effective. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed by the Registrant on November 29, 2017 (Registration No. 333-221804) with respect to the Registrant’s 2017 Stock Option and Incentive Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on the 1st day of February, 2018.

Precipio, Inc.

By:	/s/ Ilan Danieli
Ilan Danieli
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Precipio, Inc., hereby severally constitute and appoint Ilan Danieli and Carl Iberger, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 1st day of February, 2018.

Signature	Title

/s/ Ilan Danieli	Director and Chief Executive Officer
Ilan Danieli	(Principal Executive Officer)

/s/ Carl Iberger	Chief Financial Officer
Carl Iberger	(Principal Financial and Accounting Officer)

/s/ Samuel Riccitelli	Chairman of the Board of Directors
Samuel Riccitelli

/s/ Michael A. Luther	Director
Michael A. Luther

/s/ Mark Rimer	Director
Mark Rimer

/s/ Douglas Fisher	Director
Douglas Fisher, M.D.

/s/ Jeffrey Cossman	Director
Jeffrey Cossman, M.D.

/s/ David Cohen	Director
David Cohen

EXHIBIT INDEX

Exhibit No.	Description
3.1	Third Amended and Restated Certificate of Incorporation, as amended, of Precipio, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 30, 2017).
3.2	Amended and Restated Bylaws, as amended, of Precipio, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Form 8-K filed on June 30, 2017).
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of Marcum LLP
23.2*	Consent of Ernst & Young LLP
23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of attorney (included on signature page).
99.1	Precipio, Inc. Amended and Restated 2017 Stock Option and Incentive Plan, together with forms of award agreements (Incorporated by reference to Annex D to the registrant’s Definitive Proxy Statement on Schedule 14A filed on December 29, 2017).

*	Filed herewith.